Exhibit 99.1

Aspreva Pharmaceuticals Reports Third Quarter 2006 Results and Updates Guidance

Victoria, B.C., Canada; November 1, 2006 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), an emerging pharmaceutical company focused on increasing the pool of evidence-based medicines for patients with less common diseases, today reported business and financial results for the third quarter ended September 30, 2006. Total revenue in the third quarter was $47.9 million with net income of $25.4 million or $0.71 per fully diluted share. Unless otherwise specified, all amounts are in U.S. dollars and are reported under U.S. GAAP.

Recent Corporate Highlights:

•
October 26, 2006, the Company announced preliminary results of its phase III trial of CellCept® (mycophenolate mofetil, MMF) for the treatment of myasthenia gravis. The preliminary analysis of the results indicates that MMF failed to meet both the primary and secondary endpoints. Aspreva’s analysis also showed that MMF appeared to be generally well tolerated by the patients in the study. Given the results of the study, Aspreva does not intend to continue any further development of CellCept in myasthenia gravis.

•
September 29, 2006, the completion of enrolment of 371 patients in the global phase III clinical trial for CellCept in the treatment of lupus nephritis was announced. The study is designed to assess the safety and efficacy of CellCept in inducing response and maintaining remission in patients with biopsy-proven lupus nephritis.

•
The Company made several executive appointments during the quarter. Rick Goulburn, formerly US General Manager, was promoted to Executive Vice President, Global Pharmaceutical Operations and is now an executive officer of the company. Bruce Cousins was also promoted to Executive Vice President and retained his Chief Financial Officer title. Dr. Richard Jones was promoted to Senior Vice President, Clinical and Regulatory Affairs and is also an executive officer of the company. Dr. Jones replaced Dr. Reinhard Baildon, who retired from Aspreva effective September 2006.

•
Based on discussions with the FDA, the company has made an amendment to the protocol for its phase III clinical trial in pemphigus vulgaris (PV) to increase the number of patients by 15, targeting a total of 92 patients. The primary objective of the change is to increase the statistical power of the study. Trial completion is expected to occur in the second quarter of 2008.

Third Quarter 2006 Results

Revenues
Under the terms of Aspreva's collaboration agreement with Roche, Aspreva recognized total royalty revenue for the development of CellCept in autoimmune indications for the third quarter 2006 of $47.9 million compared to $16.8 million in the third quarter 2005 and a decrease of $3.8 million from the second quarter 2006. As expected, the third quarter 2006 reconciliation amount was well within the agreed collar of 4.0 million CHF. Aspreva's third quarter revenue includes the impact of a reconciliation amount of $0.8 million reflecting a decrease of $2.2 million from the second quarter 2006. Third quarter revenue also includes the negative impact of foreign exchange of $1.2 million, compared to the second quarter 2006.

Net Income
Net income for the third quarter 2006 was $25.4 million, or $0.71 per fully diluted share, versus net income of $3.2 million, or $0.09 per fully diluted share for the prior year period and $28.0 million, or $0.78 per fully diluted share, for the second quarter 2006. Third quarter 2006 net income includes the effect of accounting for stock-based compensation charges of $2.8 million.

Research and Development (R&D) Expenses
Research and Development expenses in the third quarter of 2006 were $12.4 million, compared to $8.0 million in the prior year period, and represent an increase of $0.2 million over the second quarter 2006. R&D expenses this quarter were due primarily to increases in clinical development program costs as a result of a continued increase in recruitment activity in the lupus nephritis program reaching peak project spending in both the myasthenia gravis and pemphigus vulgaris programs consistent with full patient enrolment and increases in funding of investigator initiated programs. The Company also incurred an increase in salaries and related costs as the build out of global business development and clinical and regulatory teams continued in preparation for filings in 2007.

Marketing, General and Administrative (MG&A) Expenses
Marketing, general and administrative expenses in the third quarter of 2006 were $10.0 million, compared to $6.7 million in the 2005 third quarter and represent a decrease of $0.8 million from the second quarter 2006. MG&A expenses were largely due to an increase in salary and related expenses as we continued to increase the number of employees undertaking MG&A activities, including the continued build out of our European and U.S. operations. Also contributing to the increase are professional and consulting fees related to the Company's Sarbanes-Oxley compliance program.

Cash and Short Term Investments
At September 30, 2006, cash and short-term investments were $228.1 million compared to $192.2 million at June 30, 2006 and $112.0 million at December 31, 2005. The Company continued to achieve positive quarterly cash flow, with $35.1 million net cash flow from operations for the third quarter of 2006.

2006 Guidance
Aspreva is updating 2006 revenue guidance to be in the range of $210-215 million. This guidance includes reconciliation amounts agreed with Roche and reflects the continued strong underlying performance of the brand. Revenue guidance is based solely on the current collaboration with Roche for the development of CellCept in autoimmune indications.

Conference Call
Aspreva will host a conference call to discuss results for the 2006 third quarter on Wednesday, November 1, 2006 at 5:00 p.m. ET (2:00 p.m. PT). The webcast and conference call will be available to all interested parties. To access the live call or the archive via the Internet, please click on Webcasts and Events link under the Investors section of Aspreva’s website at www.aspreva.com. Alternatively, please dial 1-866-700-5192 (North America) or 1-617-213-8833 (International) and enter the pass code 57143771 to participate in the call. The call will be available for replay until Wednesday, November 8th, by calling 1-888-286-8010 (North America) or 1-617-801-6888 (International) and entering the pass code 83015746. The webcast replay will be available on Aspreva’s website until the Company’s fourth quarter 2006 conference call.

About The CellCept Agreement
In July 2003, Aspreva acquired exclusive worldwide rights (excluding Japan) through 2017 to CellCept from Roche for the treatment of autoimmune diseases. CellCept is approved for marketing in the United States, European Union, Canada and other countries for the prevention of organ transplant rejection. Under the agreement, Aspreva is responsible for clinical development of CellCept for autoimmune diseases and will be responsible for sales and marketing upon regulatory approvals.

Aspreva currently has two phase III clinical programs underway with CellCept, including lupus nephritis (the induction phase of this trial expected to be completed in early 2007) and pemphigus vulgaris (expected completion in 2008).

About Aspreva Pharmaceuticals
Aspreva is an emerging pharmaceutical company focused on identifying, developing and, upon regulatory approval, commercializing new indications for approved drugs and late stage drug candidates for patients living with less common diseases. Aspreva is listed on the NASDAQ Global Select Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV".

SUMMARY OF ROYALTY REVENUE EARNED
TO DATE UNDER AGREEMENT WITH ROCHE

(in thousands of U.S. dollars) (unaudited)	June 30, 2005	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006

Initial quarterly payment less collar	$14, 700	$16,800	$39,000	$46,500	$48,700	$47,100
Reconciliation amount		-	6,000	16,200	3,000	800
Total royalty revenue	$14,700	$16,800	$45,000	$62,700	$51,700	$47,900

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars) (unaudited)
	September 30, 2006	December 31, 2006
ASSETS
Cash and marketable securities	$228,087	$112,039
Accounts receivable	52,717	48,246
Other current assets	5,476	6,278
Property and equipment, net	3,791	2,687
Other long term assets	2,647	3,605
	$292,718	$172,855

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned royalty advance	$6,397	$6,079
Other current liabilities	30,455	17,831
Long term liabilities	541	899
Shareholders’ equity (deficiency)	255,325	148,046
	$292,718	$172,855

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except per share amounts) (unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005

Royalty revenue	$47,943	$16,779	$162,316	$31,450

Expenses
Research and development	12,357	8,018	34,389	19,215
Marketing, general and administrative	9,969	6,660	26,833	19,036
Total expenses	22,326	14,678	61,222	38,251
Other income (expense)	3,258	1,125	7,649	2,193
Income (loss) before income taxes	28,875	3,226	108,743	(4,608)
Income Tax Expense	3,475	—	10,634	—
Net income (loss)	$25,400	$3,226	$98,109	$(4,608)

Earnings (loss) per common share
Basic	$0.73	$0.09	$2.83	$(0.16)
Diluted	0.71	0.09	2.73	(0.16)

Weighted average number of shares outstanding:
Basic	34,890,894	34,040,185	34,650,645	29,196,082
Diluted	35,917,100	35,523,402	35,924,064	29,196,082

Included in net income (loss) for the period are the following charges for stock
based compensation:	$2,830	$1,928	$6,044	$5,112

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars) (unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Cash Flows used in Operating Activities
Net income (loss) for the period	$25,400	$3,226	$98,109	$(4,608)
Add non-cash items:
Depreciation and amortization	192	154	464	374
Deferred taxes	1,328	—	2,028	—
Stock-based compensation	2,830	1,928	6,044	5,112
Net change in non-cash working capital items related to operations	5,337	1,041	6,620	(14,300)
	35,087	6,349	113,265	(13,422)

Net Cash Flows from (used in) Investing Activities
Net redemptions (purchases) of marketable securities	(40,873)	(916)	(100,516)	(64,106)
Purchase of property and equipment	(1,316)	(675)	(1,645)	(850)
	(42,189)	(1,591)	(102,161)	(64,956)

Net Cash Flows from (used in) Financing Activities
Issuance of shares, net of issue costs	1,214	320	3,169	84,737
Payments on capital lease obligations	(109)	(107)	(328)	(314)
	1,105	213	2,841	84,423

Effect of exchange rate changes on cash	—	(18)	—	3

Net increase (decrease) in cash	(5,997)	4,953	13,945	6,048

Cash, beginning of the period	34,701	4,602	14,759	3,507

Cash, end of the period	$28,704	$9,555	$28,704	$9,555

For further information please contact:
Sage Baker
VP, Investor Relations & Corporate Communications
Aspreva Pharmaceuticals
250-744-2488 ext. 84270
sbaker@aspreva.com

This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable securities laws in Canada (collectively, “forward-looking statements”). The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, clinical trials, prospects and plans of management; our expectations regarding future revenues; the effects of CellCept on patients; and our two phase III clinical programs underway with CellCept, including lupus nephritis and pemphigus vulgaris. With respect to the forward-looking statements contained in this news release, we have made numerous assumptions regarding, among other things: our ability to accurately forecast future revenues; our ability to predict the effects of CellCept on patients; our ability to continue our two phase III clinical programs underway with CellCept, including lupus nephritis and pemphigus vulgaris; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; and our ability to succeed at establishing a successful commercialization program for any of our products. Readers are cautioned that the plans, intentions or expectations disclosed in any forward-looking statements and underlying assumptions may not be achieved and that they should not place undue reliance on any forward-looking statement. Actual results or events could differ materially from the plans, intentions, expectations, and assumptions expressed or implied in any forward-looking statements as a result of numerous risks, uncertainties and other factors, including those relating to: difficulties or delays in the progress, timing and results of clinical trials and studies; difficulties or delays in obtaining regulatory approvals; the FDA may determine that the design and planned analysis of our clinical trials do not adequately address the trial objectives in support of our regulatory submission; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; we may not be able to develop and obtain regulatory approval for CellCept in the treatment of autoimmune indications and any future products in our targeted indications; we may not be able to establish marketing and sales capabilities and the costs of launching CellCept in the treatment of autoimmune indications and any future products for our targeting indications may be greater than anticipated; the risk that we may not sustain our profitability; our ability to attract and retain collaborations relating to the development and commercialization of new indications; competition from other pharmaceutical or biotechnology companies; our ability to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all; economic and capital market conditions; our ability to obtain and protect patents and other intellectual property rights; our ability to operate without infringing the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; currency exchange rates; and our ability to successfully attract and retain skilled and experienced personnel. Other risks, uncertainties and factors that our management believes could cause actual results or events to differ materially from the forward-looking statements are discussed in our filings with the Securities and Exchange Commission and securities regulatory authorities in Canada. Although we have attempted to identify important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and Aspreva undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise after the date hereof.